Exhibit 99.1

Kimball Electronics to Present at the
Midwest IDEAS Investor Conference in Chicago on August 30, 2018

JASPER, Ind., Aug. 29, 2018 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced that Donald D. Charron, Chairman & CEO, will be presenting at the Midwest IDEAS Investor Conference on Thursday, August 30, 2018 at The Gwen Hotel in Chicago, Illinois.

Kimball Electronics’ presentation is scheduled to begin at 10:40 AM CDT. The presentation will be webcast live and may be accessed at the conference website, www.IDEASconferences.com. If interested in attending or learning more about the IDEAS Conferences, please contact Jeff Elliott, (972) 423-7070 or jelliott@threepa.com.

About IDEAS Investor Conferences

The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals. Unlike traditional bank-sponsored events, IDEAS Investor Conferences are “Sponsored BY the Buyside FOR the Buyside” and for the benefit of regional investment communities. Conference sponsors collectively have more than $200 billion in assets under management and include: Adirondack Research and Management, Allianz Global Investors: NFJ Investment Group, Ariel Investments, Aristotle Capital Boston, Barrow Hanley Mewhinney & Strauss, BMO Global Asset Management, Constitution Research & Management, Inc., Fidelity Investments, First Wilshire Securities Management, Inc., Gamco Investors, Granahan Investment Management, Great Lakes Advisors, Greenbrier Partners Capital Management, LLC, GRT Capital Partners, LLC, Hodges Capital Management, Ironwood Investment Management, Keeley Teton Advisors, Luther King Capital Management, Marble Harbor Investment Counsel, Perritt Capital Management, Punch & Associates, Westwood Holdings Group, Inc., and William Harris Investors.

The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC. Additional information about the events can be located at www.IDEASconferences.com.

About Kimball Electronics, Inc.

Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets. Kimball Electronics also offers diversified contract manufacturing services for non-electronic components, medical disposables, plastics, and metal fabrication. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides contract manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.